Execution Version

EMPLOYEE MATTERS AGREEMENT

by and between

BIOTIME, INC.

and

AGEX THERAPEUTICS, INC.

Dated as of August 17, 2017

Execution Version

TABLE OF CONTENTS

ARTICLE 1 – Definitions and Interpretation		1

1.1	Definitions	1
1.2	References; Interpretation	4

ARTICLE 2 – General Principles		4

2.1	Nature of Liabilities	4
2.2	Employee Transfers Generally	4
2.3	Assumption and Retention of Liabilities Generally	5
2.4	AgeX Participation in BioTime Benefit Plans	6
2.5	Comparable Compensation and Benefits	6
2.6	Service Recognition	6
2.7	AgeX Stock Plan	7
2.8	Time-Off Benefits	7
2.9	Shared Facilities and Services Agreement	7
2.10	Special Workers’ Compensation Considerations	7

ARTICLE 3 – Certain U.S. Benefit Plan Provisions		8

3.1	U.S. Savings Plan	8
3.2	U.S. OPEB/COBRA	8
3.3	U.S. Active Employee Welfare Benefits	8
3.4	Annual Incentive Awards	9

ARTICLE 4 – Equity Incentive Awards		9

4.1	Treatment of BioTime Options and BioTime Stock Appreciation Rights	9
4.2	General	10

ARTICLE 5 – General and Administrative		10

5.1	Employer Rights	10
5.2	Effect on Employment	10
5.3	Non-Solicitation Provisions	11
5.4	Sections 162(m)/409A	11
5.5	Access to Employees	11

ARTICLE 6 – Miscellaneous		12

6.1	Complete Agreement; Construction	12
6.2	Counterparts	12
6.3	Waivers	12
6.4	Assignment	12
6.5	Successors and Assigns	12
6.6	Termination and Amendment	12
6.7	Subsidiaries	13
6.8	Third Party Beneficiaries	13
6.9	Title and Headings	13
6.10	Exhibits and Schedules	13
6.11	Governing Law	13
6.12	Severability	14
6.13	Interpretation	14
6.14	No Duplication; No Double Recovery	14
6.15	Notices	14

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Execution Version

EMPLOYEE MATTERS AGREEMENT

This EMPLOYEE MATTERS AGREEMENT (this “Agreement”), dated as of August 17, 2017, is entered into by and between BioTime, Inc. (“BioTime”), a California corporation, and AgeX Therapeutics, Inc. (“AgeX”), a Delaware corporation and a wholly owned subsidiary of BioTime. “Party” or “Parties” means BioTime or AgeX, individually or collectively, as the case may be.

W I T N E S S E T H:

WHEREAS, BioTime, acting directly or through its direct and indirect Subsidiaries, currently conducts the BioTime Retained Business and the AgeX Business;

WHEREAS, the BioTime Board has determined that it is appropriate, desirable and in the best interests of BioTime and its shareholders to organize and separately finance a new subsidiary, AgeX Therapeutics, Inc., to continue to pursue certain BioTime research and development programs that have not yet advanced to the point of clinical development;

WHEREAS, the Parties have entered into an Asset Contribution and Separation Agreement, dated as of August 17, 2017 (the “ACA”); and

WHEREAS, the ACA provides that the Parties will enter into this Employee Matters Agreement to document certain agreements and arrangements in connection with the contribution of assets to the AgeX Group and the separation of the AgeX Business from the BioTime Group through the Distribution.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1 Definitions. Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to such terms in the ACA. The following terms shall have the following meanings:

“Agreement” shall have the meaning set forth in the Preamble.

“Benefit Plan” shall mean, with respect to any BioTime Group Member or AgeX Group Member, each plan, program, arrangement, agreement or commitment that is an employment, consulting, non-competition or deferred compensation agreement, or an executive compensation, bonus, employee pension, profit-sharing, savings, retirement, stock option, stock purchase, stock appreciation right, restricted stock, other equity-based compensation plan, or life, health, hospitalization, disability or accident insurance plan, corporate-owned or key-man life insurance or other employee benefit plan, program, arrangement, agreement or commitment, including any “employee benefit plan” (as defined in Section 3(3) of ERISA), sponsored or maintained by such entity (or to which such entity contributes or is required to contribute).

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“Bonus Programs” shall have the meaning set forth in Section 3.4.

“AgeX” shall have the meaning set forth in the Preamble.

“AgeX 401(k) Plan” shall have the meaning set forth in Section 3.1.

“AgeX Benefit Plan” shall mean any Benefit Plan sponsored, maintained or contributed to by any AgeX Group Member or any ERISA Affiliate thereof at the Closing Date or the Distribution Date.

“AgeX Group Employee” shall mean an active employee or an employee on approved leave of absence (including maternity, paternity, family, sick leave, qualified military service under the Uniformed Services Employment and Reemployment Rights Act of 1994, and leave under the Family Medical Leave Act and other approved leaves) who, on the Closing Date or the Distribution Date, is employed by any AgeX Group Member.

“AgeX Option” shall have the meaning set forth in Section 4.1(a).

“AgeX RSU” shall have the meaning set forth in Section 4.1(a).

“AgeX SAR” shall have the meaning set forth in Section 4.1(a).

“AgeX Stock Plan” shall have the meaning set forth in Section 2.7.

“AgeX Welfare Plans” shall mean those welfare benefit plans (including each “welfare benefit plan” within the meaning of Section 3(1) of ERISA) established or maintained by any AgeX Group Member on or after the Closing Date.

“Benefit Plan” shall mean, with respect to an BioTime Group Member or AgeX Group Member, each plan, program, arrangement, agreement or commitment that is an employment, consulting, non-competition or deferred compensation agreement, or an executive compensation, bonus, employee pension, profit-sharing, savings, retirement, supplemental retirement, stock option, stock purchase, stock appreciation rights, restricted stock, other equity-based compensation, life, health, hospitalization, disability or accident insurance plan or agreement, corporate-owned or key-man life insurance or other employee benefit plan, program, arrangement, agreement or commitment, including any “employee benefit plan” (as defined in Section 3(3) of ERISA), sponsored or maintained by such BioTime Group Member or AgeX Group Member (or to which such companies contributes or is required to contribute).

“BioTime” shall have the meaning set forth in the Preamble.

“BioTime 401(k) Plan” shall mean the Retirement Savings Plan of BioTime.

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“BioTime Benefit Plan” shall mean any Benefit Plan sponsored, maintained or contributed to by any BioTime Group Member or any ERISA Affiliate thereof at the Closing Date or Distribution Date.

“BioTime Equity Plan” shall mean the BioTime Equity Incentive Plan, as amended, for employees, officers, non-employee directors or independent contractors of BioTime or its Affiliates.

“BioTime Group Employee” shall mean an active employee or an employee on vacation or on approved leave of absence (including maternity, paternity, family, sick leave, qualified military service under the Uniformed Services Employment and Reemployment Rights Act of 1994, and leave under the Family Medical Leave Act and other approved leaves) who, immediately after the Closing Date or on the Distribution Date, is employed by any BioTime Group Member.

“BioTime Option” shall mean an option to purchase BioTime common shares granted pursuant to one of the BioTime Stock Plans.

“BioTime Restricted Stock Unit” shall mean a unit pursuant to the BioTime Incentive Plan representing a general unsecured promise by BioTime to deliver a BioTime common share and dividend equivalents, if applicable (or the cash equivalent of either), upon the satisfaction of a vesting requirement.

“BioTime Stock Appreciation Right” shall mean a stock appreciation right granted pursuant to the BioTime Equity Plan.

“BioTime 2002 Plan” shall mean the BioTime 2002 Stock Option Plan, as amended, for employees, officers, non-employee directors or independent contractors of BioTime or its Affiliates.

“BioTime Stock Plan” shall mean the BioTime Equity Plan or the BioTime 2002 Plan.

“BioTime Welfare Plans” shall mean those welfare benefit plans (including each “welfare benefit plan” within the meaning of Section 3(1) of ERISA) maintained by any BioTime Group Member in respect of BioTime Group Employees or AgeX Group Employees at the Closing Date or the Distribution Date.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean with respect to any Person, each business or entity which is a member of a “controlled group of corporations,” under “common control” or a member of an “affiliated service group” with such Person within the meaning of Sections 414(b), (c) or (m) of the Code, or required to be aggregated with such Person under Section 414(o) of the Code, or under “common control” with such Person within the meaning of Section 4001(a)(14) of ERISA.

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“Former Employee” shall mean any individual who was employed before the Closing Date by a BioTime Group Member or AgeX Group Member but who, as of the Closing Date or Distribution Date, is not employed by a BioTime Group Member or AgeX Group Member.

“Liabilities” shall have the meaning set forth in the ACA, modified so as to disregard for these purposes the last sentence thereof and to expressly include Taxes as Liabilities.

“Parties” shall have the meaning set forth in the Preamble.

“Performance Period” shall have the meaning set forth in Section 3.4.

“Prior Period Bonuses” shall have the meaning set forth in Section 3.4.

“ACA” shall have the meaning set forth in the Recitals.

1.2 References; Interpretation. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. Unless the context otherwise requires, the words “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation”. Unless the context otherwise requires, references in this Agreement to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement. Unless the context otherwise requires, the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement. The words “written request” when used in this Agreement shall include email. Reference in this Agreement to any time shall be to California time unless otherwise expressly provided herein.

ARTICLE 2

GENERAL PRINCIPLES

2.1 Nature of Liabilities. All Liabilities assumed or retained by the BioTime Group under this Agreement shall be BioTime Retained Liabilities for purposes of the ACA. All Liabilities assumed or retained by the AgeX Group under this Agreement shall be AgeX Liabilities for purposes of the ACA.

2.2 Employee Transfers Generally. BioTime shall prepare and maintain a schedule of employees who are designated as BioTime Group Employees, and a schedule of employees who are designated as AgeX Group Employees. Subject to the applicable Legal Requirements, through and until immediately before the Distribution Date, BioTime may cause the employment of any employee of any BioTime Group Member to be transferred to any AgeX Group Member, whereupon such employee shall become an AgeX Group Employee, and BioTime may cause the employment of any employee of any AgeX Group Member to be transferred to any BioTime Group Member, whereupon such employee shall become a BioTime Group Employee.

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2.3 Assumption and Retention of Liabilities Generally.

(a) On and after the Closing Date, except as otherwise expressly provided for in this Agreement, BioTime shall, or shall cause one or more BioTime Group Members to, assume or retain and BioTime hereby agrees to (or to cause a BioTime Group Member to) pay, perform, fulfill and discharge, in due course in full (i) all Liabilities under all BioTime Benefit Plans arising prior to the Closing Date, (ii) all Liabilities (excluding Liabilities incurred under a BioTime Benefit Plan) with respect to the employment, service, termination of employment or termination of service of all BioTime Group Employees and Former Employees to the extent arising in connection with or as a result of employment with or the performance of services for any BioTime Group Member before, on or after the Closing Date and (iii) all Liabilities (excluding Liabilities incurred under a BioTime Benefit Plan) with respect to the employment, service, termination of employment or termination of service of all BioTime Group Employees and Former Employees to the extent arising in connection with or as a result of employment with or the performance of services for any AgeX Group Member before the Closing Date, and (iv) any other Liabilities or obligations expressly assigned to BioTime Group Members under this Agreement.

(b) On and after the Closing Date, except as otherwise expressly provided for in this Agreement, AgeX shall, or shall cause one or more AgeX Group Members to, assume or retain, as applicable, and AgeX hereby agrees to (or to cause an AgeX Group Member to) pay, perform, fulfill and discharge, in due course in full (i) all Liabilities under all AgeX Benefit Plans, (ii) all Liabilities with respect to the employment, service, termination of employment or termination of service of all AgeX Group Employees to the extent arising in connection with or as a result of employment with or the performance of services for any BioTime Group Member or AgeX Group Member on or after the Closing Date and (iii) any other Liabilities or obligations expressly assigned to any AgeX Group Member under this Agreement.

(c) AgeX Group employees may participate in certain BioTime Benefit Plans while AgeX remains a subsidiary of BioTime or while BioTime holds a substantial equity interest in AgeX. AgeX agrees to reimburse BioTime promptly after receipt of an invoice for costs incurred by BioTime on account of AgeX Group employees under or in connection with any BioTime Benefit Plan on or after the Closing Date, except to the extent that all or a portion of such benefits are expressly allocated to any BioTime Group Member rather than to AgeX or any AgeX Group Member under an employment agreement with any BioTime Group Member.

(d) From time to time after the Closing Date, AgeX shall promptly reimburse BioTime, upon BioTime’s reasonable request and the presentation by BioTime of such substantiating documentation as AgeX shall reasonably request, for the cost of any obligations or Liabilities satisfied or assumed by BioTime or any BioTime Group Member that are, or that have been made pursuant to this Agreement, the responsibility of AgeX or any AgeX Group Member.

(e) From time to time after the Closing Date, BioTime shall promptly reimburse AgeX, upon AgeX’ reasonable request and the presentation by AgeX of such substantiating documentation as BioTime shall reasonably request, for the cost of any obligations or Liabilities satisfied or assumed by AgeX or any AgeX Group Member that are, or that have been made pursuant to this Agreement, the responsibility of BioTime or any BioTime Group Member.

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2.4 AgeX Participation in BioTime Benefit Plans.

(a) During the period beginning on the Closing Date and preceding the Distribution Date, the AgeX Group Employees shall be eligible to participate in the Benefit Plans maintained by the BioTime Group on such basis as shall be determined by BioTime from time to time. Without limiting Section 2.3(b)(ii), AgeX shall, or shall cause one or more AgeX Group Members to, assume or retain, as applicable, and AgeX hereby agrees to (or to cause an AgeX Group Member to) pay, perform, fulfill and discharge, in due course in full all Liabilities attributable to AgeX Group Employees in respect of such participation in accordance with BioTime’s historical cost allocation practices, or shall, upon request, reimburse BioTime in full for all costs and expenses incurred by BioTime or any BioTime Group Member on account of such Benefit Plan Liabilities.

(b) Except as otherwise expressly provided in this Agreement, effective as of the Distribution Date: (i) each AgeX Group Member shall cease to be a participating company in any BioTime Benefit Plan; and (ii) except as required by applicable Legal Requirements, each AgeX Group Employee shall cease to participate in, be covered by, accrue benefits under, be eligible to contribute to or have any rights under any BioTime Benefit Plan.

2.5 Comparable Compensation and Benefits. From the Closing Date until the Distribution Date, AgeX (acting directly or through AgeX Group Member) shall provide each AgeX Group Employee with compensation (including base pay and incentive compensation opportunities, severance compensation and paid time off) no less favorable and with employee benefits (exclusive of post-retirement welfare benefits and defined benefit pension benefits) comparable in the aggregate to, respectively, the compensation and employee benefits to which the AgeX Group Employee was entitled while employed by a BioTime Group Member or AgeX Group Member immediately prior to the Distribution Date. .

2.6 Service Recognition.

(a) For purposes of eligibility, vesting, determination of level of benefits, and, to the extent applicable, benefit accruals under any employee compensation or Benefit Plan that an AgeX Group Member shall establish or maintain on or after the Closing Date, AgeX shall cause each AgeX Group Employee to receive full credit for the AgeX Group Employee’s service with any BioTime Group Member before the Closing Date to the same extent such service was recognized by an analogous BioTime Benefit Plan immediately before the Closing Date; provided, that such service shall not be recognized to the extent that such recognition would result in the duplication of benefits.

(b) Except to the extent prohibited by applicable Legal Requirements or not practicable using commercially reasonable efforts: (i) AgeX shall waive or cause to be waived all limitations as to preexisting conditions or waiting periods with respect to participation and coverage requirements applicable to each AgeX Group Employee under any Benefit Plans, programs and policies of any AgeX Group Member in which AgeX Group Employees participate (or are eligible to participate) that are “welfare benefit plans” (as defined in Section 3(1) of ERISA) to the same extent that such conditions and waiting periods were satisfied or waived under an analogous BioTime Benefit Plan immediately before the Closing Date, and (ii) AgeX shall provide or cause each AgeX Group Employee to be provided with credit for any co-payments (other than co-payments not reimbursable to an employee under the corresponding BioTime Benefit Plan) and deductibles paid during the plan year in which the Distribution Date occurs in satisfying any applicable co-payments, deductibles or other out-of-pocket requirements under any such welfare benefit plans for such plan year.

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2.7 AgeX Stock Plan. Effective as of the Closing Date, AgeX shall have adopted the AgeX Equity Incentive Plan (the “AgeX Stock Plan”), which shall permit the issuance of equity incentive awards denominated in AgeX Common Stock. The AgeX Stock Plan shall be approved within one year after its adoption by the AgeX Board by BioTime as AgeX’s majority shareholder.

2.8 Time-Off Benefits. AgeX shall credit each AgeX Group Employee with the amount of accrued but unused vacation time and other time-off benefits as such AgeX Group Employee had with the BioTime Group as of immediately before the Closing Date; provided, that AgeX shall reimburse BioTime promptly upon request for any payments made or required to be made under applicable Legal Requirements by any BioTime Group Member to any AgeX Group Employee (including also any Former Employee who was an AgeX Group Employee) on account of accrued but unused vacation or other time-off benefits.

2.9 Shared Facilities and Services Agreement. Notwithstanding any allocation of employees between the BioTime Group and AgeX Group, and the allocation of Liabilities between the BioTime Group and AgeX Group pursuant to this Article 2, BioTime Group Employees may provide services to the AgeX Group and AgeX Group Employees may provide services to the BioTime Group pursuant to the Shared Facilities and Services Agreement, and the fees applicable to such services shall be paid as provided in the Shared Facilities and Services Agreement. For the avoidance of doubt, in the event of any conflict between allocations of costs for services of employees under the Shared Facilities Agreement and allocations of Liabilities under any other Section of this Article 2, the provisions of the Shared Facilities and Services Agreement shall control.

2.10 Special Workers’ Compensation Considerations. Without limiting Section 2.3(b), AgeX shall, or shall cause one or more AgeX Group Members to, assume or retain, as applicable, on and after the Closing Date, all Liabilities in the nature of or similar to workers’ compensation obligations in respect of (a) AgeX Group Employees, (b) Former Employees who terminated employment with the BioTime Group and AgeX Group before the Closing Date and whose employment at the time of termination was primarily in respect of the AgeX Business, (c) current or former independent contractors of the BioTime Group or AgeX Group whose services are or were primarily in respect of the AgeX Business, and (d) to the extent relating to claims of employees and independent contractors set forth on a Schedule to the ACA and designated as an AgeX Liability or BioTime Assumed Liability under the ACA.

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ARTICLE 3

CERTAIN U.S. BENEFIT PLAN PROVISIONS

3.1 401(k) Plan. Effective as of the Distribution Date, BioTime shall retain and be solely responsible for all Liabilities and obligations with respect to AgeX Group Employees under the BioTime 401(k) Plan as of the Distribution Date. As soon as practicable after the Distribution Date, the BioTime 401(k) Plan shall, to the extent permitted by Section 401(k)(2)(B)(i)(I) of the Code, make cash distributions (but including promissory notes representing participant loans) available to AgeX Group Employees who participate in the BioTime 401(k) Plan. AgeX shall (or shall cause an AgeX Group Member to) establish or maintain a defined contribution plan and trust intended to qualify under Section 401(a) and Section 501(a) of the Code (the “AgeX 401(k) Plan”) that shall accept a contribution in cash or, to the extent of any promissory notes representing participant loans, in kind, attributable to any eligible rollover distribution (within the meaning of Section 401(a)(31) of the Code) of the benefit of a AgeX Group Employee under the BioTime 401(k) Plan; provided, that the obligation to accept such a rollover in kind shall expire twelve (12) months after the Distribution Date. The Parties agree to cooperate so as not to place any loan with respect to a AgeX Group Employee’s account under the BioTime 401(k) Plan into default during the period from the Distribution Date until the rollover is completed; provided, that such employee continues making loan repayments on a timely basis during such period in accordance with the BioTime 401(k) Plan’s procedures.

3.2 U.S. OPEB/COBRA. BioTime shall (or shall cause a BioTime Group Member to) retain and be solely responsible for all Liabilities and obligations with respect to AgeX Group Employees under each post-retirement welfare benefit plan maintained by any BioTime Group Member primarily for the benefit of employees in the United States. Any such benefit plan shall be a secondary payer in regard to any Benefit Plan maintained by any AgeX Group Member for active employees.

3.3 U.S. Active Employee Welfare Benefits.

(a) Insured Benefits. With respect to employee welfare and fringe benefits that are provided through the purchase of insurance, BioTime shall cause the BioTime Welfare Plans to fully perform, pay and discharge all claims of AgeX Group Employees that are incurred prior to the Distribution Date (subject to the second sentence of Section 2.4(a)) and AgeX shall cause the AgeX Welfare Plans to fully perform, pay and discharge all claims of AgeX Group Employees that are incurred on or after the Distribution Date.

(b) Self-Insured Benefits. With respect to employee welfare and fringe benefits that are provided on a self-insured basis, (A) subject to the second sentence of Section 2.4(a), BioTime (acting directly or through BioTime Group Members) shall fully perform, pay and discharge, under the BioTime Welfare Plans, all claims of AgeX Group Employees that are incurred but not paid prior to the Distribution Date, and (B) AgeX (acting directly or through AgeX Group Members) shall fully perform, pay and discharge, under the AgeX Welfare Plans, from and after the Distribution Date, all claims of AgeX Group Employees that are incurred on or after the Distribution Date. For purposes of this Section 3.3(b), a claim is deemed to be incurred (i) with respect to medical, dental, vision and/or prescription drug benefits, upon the rendering of health services giving rise to such claim; (ii) with respect to life insurance, accidental death and dismemberment and business travel accident insurance, upon the occurrence of the event giving rise to such claim; (iii) with respect to disability benefits, upon the date of an individual’s disability, as determined by the disability benefit insurance carrier or claim administrator, giving rise to such claim; and (iv) with respect to a period of continuous hospitalization, upon the date of admission to the hospital.

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3.4 Annual Incentive Awards. Subject to the second sentence of Section 2.4(a), no AgeX Group Member shall assume or be responsible for any Liabilities in relation to any non-equity incentive compensation programs maintained in respect of AgeX Group Employees (“Bonus Programs”) to the extent such Liabilities relate to any annual, quarterly or other temporal period (any such period, a “Performance Period”) that has ended prior to the year in which the Closing Date occurs (a “Prior Period Bonuses”) and, to the extent not yet paid prior to the date of this Agreement, BioTime or another BioTime Group Member shall be solely responsible for and shall pay all Liabilities in relation to Prior Period Bonuses as such Liabilities fall due and as determined in a manner consistent with historical practice. With respect to any Performance Period that has not yet ended on, or begins on or after, the first day of the calendar year in which the Closing Date occurs, BioTime and AgeX shall mutually determine the amount of any bonuses payable under the Bonus Programs and how such bonus payments will be allocated between and paid by BioTime and AgeX; provided, that either party may unilaterally elect to award bonuses for such period to such employees and in such amounts as it determines, but a party making any such unilateral award shall not be entitled to reimbursement from the other party for any portion of the bonus so awarded.

ARTICLE 4

EQUITY INCENTIVE AWARDS

4.1 Treatment of BioTime Options, BioTime RSUs and BioTime SARs .

(a) Each BioTime Option, BioTime restricted stock unit (“BioTime RSU”), or BioTime stock appreciation right (“BioTime SAR”) that is outstanding immediately before the Closing Date shall not be affected by the termination of the employment of the employee who holds such BioTime Option, BioTime RSU, or BioTime SAR by any BioTime Group Member and the concurrent employment of such employee by any AgeX Group Member on or immediately after the Closing Date. On or before the Distribution Date, BioTime and AgeX shall determine whether BioTime Options, BioTime RSUs, and BioTime SARs held by an AgeX Group Employee on the Distribution Date shall be cancelled and replaced with an option to purchase AgeX Common Stock (a “AgeX Option”), or AgeX restricted stock unit (“AgeX RSU”), or AgeX stock appreciation right (“AgeX SAR”). The terms of any AgeX Option, AgeX RSU , or AgeX SAR issued in replacement of any BioTime Option, BioTime RSU, or BioTime SAR shall be determined by the AgeX Board in its discretion provided, that, without limiting Section 2.6, with respect to each AgeX Option, AgeX RSU, or AgeX SAR issued in replacement of any BioTime Option, BioTime RSU, or BioTime SAR AgeX shall give each AgeX Group Employee full vesting service credit for such AgeX Group Employee’s service with any BioTime Group Member before the Distribution Date to the same extent such service was recognized with respect to the corresponding BioTime Option or BioTime RSU immediately before the Distribution Date. The BioTime Board or its Compensation Committee shall determine whether any BioTime Option, BioTime RSU, or BioTime SAR that is not cancelled and replaced by an AgeX Option, AgeX RSU, or AgeX SAR shall be amended in any way that benefits the holder thereof.

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(b) The exercise of each AgeX Option and settlement of each AgeX RSU or AgeX SAR shall be subject to the terms of the AgeX Stock Plan.

4.2 General.

(a) All of the adjustments described in this Article 4 shall be effected in accordance with Sections 424 and 409A of the Code.

(b) The Parties shall use commercially reasonable efforts to maintain effective registration statements with the SEC with respect to the awards described in this Article 4, to the extent any such registration statement is required by the Securities Act.

(c) The Parties hereby acknowledge that the provisions of this Article 4 are intended to achieve certain tax, legal and accounting objectives and, in the event such objectives are not achieved, the Parties agree to negotiate in good faith regarding such other actions that may be necessary or appropriate to achieve such objectives.

ARTICLE 5

GENERAL AND ADMINISTRATIVE

5.1 Employer Rights. Nothing in this Agreement shall be deemed to be an amendment to any BioTime Benefit Plan or AgeX Benefit Plan or to prohibit any BioTime Group Member or AgeX Group Member, as the case may be, from amending, modifying or terminating any BioTime Benefit Plan or AgeX Benefit Plan at any time within its sole discretion.

5.2 Effect on Employment. Nothing in this Agreement is intended to or shall confer upon any BioTime Group Employee, AgeX Group Employee, or Former Employee any right to continued employment, or any recall or similar rights to any such individual on layoff or any type of approved leave.

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5.3 Non-Solicitation Provisions. For a period of three (3) years from the Distribution Date: (a) neither BioTime nor any BioTime Group Member shall, without the prior written consent of AgeX, directly or indirectly, solicit for employment or hire (whether as an employee, consultant or otherwise) any individual who at the Distribution Date is an employee of any AgeX Group Member, or induce, or attempt to induce, any such employee to terminate his or her employment with, or otherwise cease his or her relationship with, an AgeX Group Member; and (b) neither AgeX nor any AgeX Group Member shall, without the prior written consent of BioTime, directly or indirectly, solicit for employment or hire (whether as an employee, consultant or otherwise) any individual who at the Distribution Date is an employee of any BioTime Group Member, or induce, or attempt to induce, any such employee to terminate his or her employment with, or otherwise cease his or her relationship with, a BioTime Group Member; provided, that nothing in this Section 5.3 shall be deemed to prohibit any general solicitation for employment through advertisements and search firms not specifically directed at employees of the BioTime Group Members or AgeX Group Members, as applicable; and provided, further that if during the three-year period following the Distribution Date, AgeX or any AgeX Group Member hires any individual who at the Distribution Date was an employee of any BioTime Group Member outside of the United States, whether in violation of this Section 5.3 (determined without regard to its enforceability) or otherwise, AgeX shall upon demand from BioTime promptly reimburse BioTime for any severance and retirement costs incurred by any BioTime Group Member in respect of the termination of such individual’s employment from the BioTime Group Member. The Parties agree that irreparable damage would occur in the event that the provisions of this Section 5.3 were not performed in accordance with their specific terms. Accordingly, it is hereby agreed that the Parties shall be entitled to an injunction or injunctions to enforce specifically the terms and provisions of this Section 5.3 in any court of the United States or in the courts of any state having jurisdiction, or in the courts of any other country or locality thereof having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

5.4 Sections 162(m)/409A. Notwithstanding anything in this Agreement to the contrary (including the treatment of supplemental and deferred compensation plans, outstanding long-term incentive awards and annual incentive awards as described herein), the Parties agree to negotiate in good faith regarding the need for any treatment different from that otherwise provided herein to ensure that (i) a federal income Tax deduction for the payment of such supplemental or deferred compensation or long-term incentive award, annual incentive award or other compensation is not limited by reason of Section 162(m) of the Code, and (ii) the treatment of such supplemental or deferred compensation or long-term incentive award, annual incentive award or other compensation does not cause the imposition of a tax under Section 409A of the Code.

5.5 Access To Employees. On and after the Closing Date, BioTime and AgeX shall, or shall cause each of their respective Affiliates to, make available to each other those of their employees who may reasonably be needed in order to defend or prosecute any Proceeding which relates to a BioTime Benefit Plan or AgeX Benefit Plan and to which any employee or director of the BioTime Group or the AgeX Group or any BioTime Benefit Plan or AgeX Benefit Plan is a party. The Party to whom an employee is made available in accordance with this Section 5.5 shall pay or reimburse the other Party for all reasonable expenses which may be incurred by such employee in connection therewith, including all reasonable travel, lodging, and meal expenses, but excluding any amount for such employee’s time spent in connection with such Proceeding.

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ARTICLE 6

MISCELLANEOUS

6.1 Complete Agreement; Construction. This Agreement, including any Exhibits and Schedules, and the ACA shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments, course of dealings and writings with respect to such subject matter. In the event of any inconsistency between this Agreement and any Schedule hereto, the Schedule shall prevail. In the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of the ACA, this Agreement shall control.

6.2 Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission or facsimile shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

6.3 Waivers. No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

6.4 Assignment. This Agreement shall not be assignable, in whole or in part, directly or indirectly, by any Party without the prior written consent of the other Party (not to be unreasonably withheld or delayed), and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void. Notwithstanding the foregoing, this Agreement shall be assignable to (i) an Affiliate or (ii) a bona fide third party in connection with a merger, reorganization, consolidation or the sale of all or substantially all the assets of a Party so long as the resulting, surviving or transferee entity assumes all the obligations of the assignor Party, by operation of law or pursuant to an agreement in form and substance reasonably satisfactory to the other Party. No assignment permitted by this Section 6.4 shall release the assigning Party from liability for the full performance of its obligations under this Agreement.

6.5 Successors and Assigns. The provisions of this Agreement and the obligations and rights hereunder shall be binding upon, inure to the benefit of and be enforceable by (and against) the Parties and their respective successors and permitted transferees and assigns.

6.6 Termination and Amendment.

(a) This Agreement (including any Exhibits and Schedules) may be terminated, modified or amended at any time prior to the Distribution Date by and in the sole discretion of BioTime without the approval of AgeX or the shareholders of BioTime. In the event of such termination, no Party shall have any liability of any kind to the other Party or any other Person. After the Distribution Date, this Agreement may not be terminated, modified or amended except by an agreement in writing signed by BioTime and AgeX.

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(b) Notwithstanding anything in this Agreement to the contrary, if the ACA is terminated before the Distribution Date, then all actions and events that are under this Agreement to be taken or occur effective before, as of or following the Distribution Date, or otherwise in connection with the Distribution, shall not be taken or occur except to the extent specifically agreed to in writing by the Parties and neither Party shall have any Liability or further obligation to the other Party under this Agreement.

6.7 Subsidiaries. Each of the Parties shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such Party or by any entity that becomes a Subsidiary of such Party at and after the Closing Date, to the extent such Subsidiary remains a Subsidiary of the applicable Party.

6.8 Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties and should not be deemed to confer upon third parties (including AgeX Group Employees) any remedy, claim, liability, reimbursement, claim of Action or other right in excess of those existing without reference to this Agreement.

6.9 Title and Headings. The headings and titles of Articles, Sections and paragraphs contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

6.10 Exhibits and Schedules. The Exhibits and Schedules shall be construed with and as an integral part of this Agreement. Nothing in the Exhibits or Schedules constitutes an admission of any liability or obligation of any BioTime Group Member or AgeX Group Member, or any of their respective Affiliates, to any third party, nor, with respect to any third party, an admission against the interests of any BioTime Group Member or the AgeX Group Member, or any of their respective Affiliates. The inclusion of any item or Liability or category of item or Liability on any Exhibit or Schedule is made solely for purposes of allocating potential Liabilities among the Parties and shall not be deemed as or construed to be an admission that any such Liability exists.

6.11 Governing Law. This Agreement and all claims or causes of action (whether in contract or tort or otherwise) based upon, arising out of or related to this Agreement or the transactions contemplated hereby shall be governed by and construed in accordance with the laws of the State of California without regard to conflict of laws principles that would result in the application of any law other than the laws of the State of California, except to the extent the laws of the State of Delaware apply to the powers and duties of the Board of Directors of AgeX or the other internal affairs of AgeX. Each of the parties hereto: (i) consents to and submits to the exclusive jurisdiction and venue of the courts of the State of California or the United States District Court for the Northern District of California, in any Proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement; (ii) agrees that all claims in respect of any such Proceeding shall be heard and determined in any such court; (iii) shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; and (iv) shall not bring any Proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement in any other court. Each of BioTime and AgeX hereby agrees that service of any process, summons, notice or document in accordance with the provisions of this Agreement shall be effective service of process for any Proceeding arising out of or relating to this Agreement or any of the transactions contemplated hereby.

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6.12 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit the term or provision, to delete specific words or phrases, and this Agreement shall be enforceable as so modified. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

6.13 Interpretation. The Parties have participated jointly in the negotiation and drafting of this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted.

6.14 No Duplication; No Double Recovery. Nothing in this Agreement is intended to confer to or impose upon any Party a duplicative right, entitlement, obligation or recovery with respect to any matter arising out of the same facts and circumstances.

6.15 Notices. Any notice or other communication required or permitted to be delivered to any Party under this Agreement shall be in writing and shall be deemed properly delivered, given and received: (a) at the time and date of delivery, when delivered by hand; (b) the first Business Day if sent by next Business Day courier service; (c) at the time and date of delivery, if sent by facsimile transmission before 5:00 p.m. in California, when the date and time of transmission is confirmed by the transmitting equipment; (d) on the next Business Day, if sent by facsimile transmission after 5:00 p.m. in California, when the date and time of transmission is confirmed by the transmitting equipment; in any case to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

If to AgeX:

1010 Atlantic Avenue

Suite 102

Alameda, CA 94501

Attention: Chief Executive Officer

Facsimile: 510-521-3389

If to BioTime:

BioTime, Inc.

1010 Atlantic Avenue

Suite 102

Alameda, CA 94501

Attention: Chief Financial Officer and General Counsel

Facsimile: 510-521-3389

[Signature Page to the Employees Matters Agreement Follows]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

BIOTIME, INC.

By:	/s/ Aditya P. Mohanty
Aditya P. Mohanty
Title:	Co-Chief Executive Officer

AGEX THERAPEUTICS, INC.

By:	/s/ Michael D. West
Michael D. West
Title:	Chief Executive Officer

[Signature Page to the Employees Matters Agreement]

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